Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Forbes Energy Services Ltd., Forbes Energy Services LLC, and Forbes Energy Capital Inc., of our report dated May 22, 2008, relating to the financial statement of Forbes Energy Services Ltd., and of our report dated April 8, 2008, relating to the combined financial statements of C.C. Forbes, LLC and Affiliates, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 27, 2008